     NEWS
RELEASE

Astronics Corporation • Commerce Way • East Aurora, NY • 14052-2191

                                                                                                                             For more information contact:
                                                                                                                             David C. Burney, Chief Financial Officer
                                                                                                                             Phone: (716) 805-1599, ext. 159
                                                                                                                             Fax: (716) 805-1286
                                                                                                                             Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Second Quarter 2005 Results
Sales more than double including acquisition, while organic growth reaches 27%

EAST AURORA, NY, August 4, 2005 - Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported sales of $18.8 million in the second quarter of 2005 up from $8.9 million in revenue during the second quarter the prior year. Astronics Advanced Electronic Systems (AES), which was acquired by Astronics on February 3, 2005, contributed $7.5 million in revenue, while organic sales increased 27% to $11.4 million compared with the second quarter of 2004. For the six month period ended July 2, 2005, Astronics had net sales of $34.5 million, a 93% increase over the first six months of last year. Organic sales for the first half of 2005 increased 24% to $22.2 million, while the AES acquisition contributed $12.3 million to the total.

Net income for the second quarter was $197 thousand compared with net income of $57 thousand in the same period the prior year and net income of $609 thousand in the first quarter of this year. Quarterly diluted earnings per share increased quarter-over-quarter from $.01 to $.02, and declined from $.08 in the first quarter of 2005. Negatively impacting net income was an income tax charge of approximately $320 thousand related to a change in New York State (NYS) tax law, which makes it unlikely the company will be able to utilize certain tax credit carry-forwards it had been carrying as it anticipates a reduction in its state tax liabilities for future years. For the first half of 2005, net income was $806 thousand, or $0.10 per diluted share, compared with net income of $283 thousand, or $0.04 per diluted share for the same period last year.

Gross margin improved to 18.5% in this year's second quarter from 16% last year, but was down from 21% in the first quarter of 2005. AES's strong gross margin of 26% helped to support the gross margin improvement in the second quarter. Higher engineering and product development costs to include outsourced testing and design work for several programs that have not yet entered into production have dampened margins. Gross margin for the first six months of the year was 19.7%, 2.2 percentage points higher than the first six months of 2004.

Income from operations grew to $913 thousand compared with $184 thousand in the second quarter of 2004, but declined from $1.1 million in the first quarter of this year. Income from operations was $2.0 million and $0.6 million for the first six months of 2005 and 2004, respectively.

Peter J. Gundermann, President and CEO of Astronics, commented, "Demand for our products continues to be strong and drove our sales performance in the second quarter. Higher sales helped to offset the high engineering and development costs that we continue to incur.

"Looking forward, we expect revenue to continue to strengthen in the second half so that cumulative sales in 2005 reach the range of $72 to $78 million. Higher revenue will help margins, but we expect our current level of investment in product development and testing to continue, so any margin increase will likely be muted. Our investment continues to be directed at our existing development contracts, like the Joint Strike Fighter, Eclipse 500 and Cessna Mustang. We also continue to find attractive new opportunities, which we are actively pursuing."

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Astronics Corporation Second Quarter 2005 Results August 4, 2005	PAGE 2

Sales to the commercial transport market in the second quarter of 2005 were $8.4 million and were approximately 45% of total sales compared with $1.6 million and approximately 18% of total sales in the same period last year. Higher commercial transport sales reflect the addition of Astronics AES and its success with its in-seat power systems. Business jet sales were $4.1 million, up almost 50% from $2.7 million last year. The growth in sales to the business jet market was due to a combination of higher aircraft production rates and sales of new products with higher content value. Military sales were $6.1 million, a 47% increase over sales in the second quarter of 2004.

Overall, Astronics sales by market have become better balanced with the addition of AES. For the first half of 2005, 32.3% of sales were to the military market, 44.7% to the commercial transport market and 21.8% to the business jet market. For the first half of 2004, Astronics had sales of 46.8% to the military market, 19.5% to the commercial transport market and 29% to the business jet market.

Bookings for the second quarter were $23.6 million, an increase of $8.7 million, or 58.5%, over bookings for the first quarter of 2005. At the end of the quarter, backlog was $77.9 million, which includes Astronics AES backlog of $53.2 million.

Capital expenditures were $782 thousand for the quarter, an increase of $472 thousand over the prior year. Year to date capital expenditures were $1.3 million. The higher capital spending reflects both the expanded capital needs of the business since the acquisition and capital equipment purchases for anticipated growth in sales. Capital spending for the remainder of 2005 is expected to be in the range of $800 thousand to $1.0 million. Depreciation and amortization was $706 thousand in the quarter, an increase from $334 thousand in the second quarter of 2004.

Accounts payable and accrued expenses include approximately $3.2 million as required by Statement of Financial Accounting Standards 141 Business Combinations, which requires that if an acquisition involves a contingent consideration agreement that might result in an additional payment and if the initial purchase price was below market value, an amount is recorded as if it were a liability for the difference between the consideration paid and the market value of the assets acquired until the contingent consideration is determined. This liability does not reflect an estimate of the expected contingent consideration, if any, that may be payable. The actual contingent amount will not be determined until the end of 2005 and will be based on actual sales of AES for the year.

Astronics had drawn $7 million on its $15 million available line of credit at July 2, 2005.

Webcast and Conference Call

The release of the financial results on August 4, 2005, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics' corporate strategy and outlook. A question-and-answer session will follow. The Astronics conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by dialing (973) 935-2100 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

  A replay can also be heard by calling (973) 341-3080, and entering passcode 6244380. The telephonic replay will be available through Thursday, August 11, 2005 at 6:00 p.m. ET.

ABOUT ASTRONICS CORPORATION

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Astronics Corporation Second Quarter 2005 Results August 4, 2005	PAGE 3

Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer projects, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

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Astronics Corporation Second Quarter 2005 Results August 4, 2005	PAGE 4
ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA (unaudited)
(in thousands except per share data)
	Three months ended		Six months ended
	7/2/2005	7/3/2004	7/2/2005	7/3/2004
Sales	$18,839	$8,940	$34,495	$17,909
Cost of products sold	15,344	7,491	27,707	14,772
Gross profit	3,495	1,449	6,788	3,137
Gross profit margin	19%	16%	20%	18%
Selling, general and administrative expense	2,582	1,265	4,793	2,532
Income from operations	913	184	1,995	605
Operating profit margin	5%	2%	6%	3%
Interest expense, net	191	85	313	142
Income taxes	525	42	876	180
Net Income	$197	$57	$806	$283

Basic earnings per share:	$0.02	$0.01	$0.10	$0.04
Diluted earnings per share:	$0.02	$0.01	$0.10	$0.04

Weighted average diluted shares outstanding	8,023	7,816	7,962	7,816

CAPITAL EXPENDITURES	$782	$310	$1,333	$405
DEPRECIATION AND AMORTIZATION	$706	$334	$1,322	$658
ASTRONICS CORPORATION CONSOLIDATED BALANCE SHEET DATA (unaudited)

(in thousands)
	7/2/2005	12/31/2004
ASSETS:
Cash and cash equivalents	$1,093	$8,476
Short-term investments	-	1,000
Accounts receivable	14,935	5,880
Inventories	16,994	7,110
Prepaid expenses	1,490	1,356
Deferred income taxes	50	660
Property, plant and equipment, net	21,642	15,221
Other assets	8,941	5,533
Total Assets	$65,145	$45,236

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$904	$908
Note payable	7,000	-
Accounts payable and accrued expenses	17,298	4,937
Current liabilities of discontinued operations	110	533
Long-term debt	10,641	11,154
Other liabilities	5,571	5,044
Shareholders' equity	23,621	22,660
Total liabilities and shareholders' equity	$65,145	$45,236

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Astronics Corporation Reports Net Income More Than Triples in Second Quarter 2005 August 4, 2005	PAGE 5
ASTRONICS CORPORATION
NET SALES BY MARKET
($, in thousands)
	Three Months Ended			Six Months Ended			2005 YTD
	7/2/2005	7/3/2004	% change	7/2/2005	7/3/2004	% change	% of Total

Military	$6,077	$4,143	46.7%	$11,172	$8,376	33.4%	32.3%
Commercial Transport	8,428	1,629	417.4%	14,590	3,501	316.7%	44.7%
Business Jet	4,098	2,735	49.8%	8,102	5,215	55.4%	21.8%
Other	236	433	-45.5%	631	817	-22.8%	1.3%
Total	$18,839	$8,940	110.7%	$34,495	$17,909	92.6%	100.0%

ASTRONICS CORPORATION
NET SALES BY PRODUCT
($, in thousands)
	Three Months Ended			Six Months Ended			2005 YTD
	7/2/2005	7/3/2004	% change	7/2/2005	7/3/2004	% change	% of Total

Cockpit Lighting	$6,996	$5,489	27.5%	$13,716	$10,236	34.0%	37.1%
Cabin Power & Data	5,092	-	NA	8,084	-	NA	27.0%
Airframe Power	2,087	-	NA	3,927	-	NA	11.1%
External Lighting	2,728	1,480	84.3%	4,700	3,547	32.5%	14.5%
Cabin Lighting	1,700	1,538	10.5%	3,437	3,311	3.8%	9.0%
Other	236	433	-45.5%	631	815	-22.6%	1.3%

Total	$18,839	$8,940	110.7%	$34,495	$17,909	92.6%	100.0%
ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	Q104	Q204	Q304	Q404	FY	Q105	Q205	Six Months
	4/3/04	7/3/04	10/2/04	12/31/04	12/31/04	4/2/05	7/2/05	7/2/05

Bookings	$13,270	$8,300	$11,700	$9,862	$43,132	$14,868	$23,564	$38,432

Backlog	$23,030	$22,300	$25,600	$27,170	$27,170	$72,292	$77,856	77,856

Book:Bill	1.48	0.93	1.38	1.18	1.24	0.95	1.25	1.11

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